As filed with the Securities and Exchange Commission on  September __, 1998
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                              THE BISYS GROUP, INC.
             (Exact name of registrant as specified in its charter)
         DELAWARE                                                 13-3532663
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                               Identification No.)

                 150 CLOVE ROAD, LITTLE FALLS, NEW JERSEY 07424
                                 (973) 812-8600
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               KEVIN J. DELL, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              THE BISYS GROUP, INC.
                                 150 CLOVE ROAD
                         LITTLE FALLS, NEW JERSEY 07424
                                 (973) 812-8600

 (Name, address, including zip code, and telephone number, including area code, of agent for service) Copies to:

                             STEWART E. LAVEY, ESQ.
                             SHANLEY & FISHER, P.C.
                               131 MADISON AVENUE
                          MORRISTOWN, NEW JERSEY 07962
                                 (973) 285-1000
                                -----------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                    COVER CONTINUED ON NEXT PAGE

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------
TITLE OF                                        PROPOSED               PROPOSED
EACH CLASS                                      MAXIMUM                MAXIMUM
OF SECURITIES          AMOUNT                   OFFERING               AGGREGATE           AMOUNT OF
TO BE                  TO BE                    PRICE PER              OFFERING            REGISTRA-
REGISTERED             REGISTERED(1)            SHARE(2)               PRICE(2)            TION FEE
----------             -------------            --------               --------            --------

Common                 968,202                  $43.28125              $41,904,993         $12,362
Stock, $0.02           shares
par value
(including
Common Stock
purchase
rights)(3)

--------------------------------------------------------------------------------
(1) This Registration Statement shall also cover any additional shares of Common Stock that become issuable in connection with the shares registered hereby by reasons of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Company's outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon a price of $43.28125 per share, which was the average of the high and low sale prices of Common Stock reported on the Nasdaq National Market on September 25, 1998.

(3) Prior to the occurrence of certain events, purchase rights for Common Stock will not be evidenced separately from the Common Stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION DATED SEPTEMBER __, 1998

PROSPECTUS
                              THE BISYS GROUP, INC.

                         968,202 SHARES OF COMMON STOCK

         This Prospectus relates to the sale of up to 968,202 shares (the "Shares") of the common stock, $.02 par value ("Common Stock"), of The BISYS Group, Inc. ("BISYS" or the "Company") offered hereby for the accounts of the selling stockholders set forth herein (the "Selling Stockholders"). The Selling Stockholders acquired the Shares in connection with the Company's acquisition of Greenway Corporation ("Greenway") by merger (the "Greenway Merger"). See "Selling Stockholders". The Company is registering the Shares at its expense (other than any selling commissions) pursuant to certain registration rights granted by the Company to the Selling Stockholders. See "Selling Stockholders".

         SEE "RISK FACTORS", BEGINNING ON PAGE 8 OF THIS PROSPECTUS, FOR INFORMATION WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Selling Stockholders may sell the Shares from time to time to or through underwriters or broker-dealers in open market transactions on the Nasdaq National Market or in privately negotiated transactions at market prices prevailing at the time of sale or at negotiated prices. Whether or not any such sale will be made and the timing and amount of any such sale are within the sole discretion of the Selling Stockholders. See "Plan of Distribution". The Company will not receive any of the proceeds from the sale of the Shares. See "Use of Proceeds". The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Certain persons who sell Shares covered by this Prospectus, and any broker or dealer to or through whom any such person sells Shares, may be deemed to be underwriters within the meaning of the Securities Act with respect to the sale of such Shares.

         Common Stock is quoted on the Nasdaq National Market under the symbol "BSYS". The last per share sale price of Common Stock as reported on the Nasdaq National Market on September 25, 1998 was $43-1/2.



            The date of this Prospectus is             , 1998.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                                                  TABLE OF CONTENTS

                                                                          Page

Available Information.................................................... 6

Documents Incorporated By Reference...................................... 7

The Company.............................................................. 8

Risk Factors............................................................. 9

Use of Proceeds.......................................................... 12

Price Range of Common Stock.............................................. 13

Selling Stockholders..................................................... 13

Plan of Distribution..................................................... 17

Legal Matters............................................................ 18

Experts.................................................................. 19

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials are also available through the Commission's web site located at HTTP://www.sec.gov. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the Shares offered and sold hereby. As permitted by the rules and regulations of the Commission, the Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Shares offered hereby. Statements herein contained concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

         (i) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended;

         (ii) The Company's Current Report on Form 8-K for the date September 16, 1998; and

         (iii) The description of Common Stock and purchase rights for shares of Common Stock associated with Common Stock set forth in the Company's registration statements on Form 8-A filed with the Commission pursuant to
Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such descriptions.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the completion of the offering being made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to The BISYS Group, Inc., 150 Clove Road, Little Falls, New Jersey 07424, Attention: Secretary, (telephone 973-812-8600).

                                   THE COMPANY

         The BISYS Group, Inc. and its wholly-owned subsidiaries ("BISYS" or the "Company") supports more than 9,000 financial institutions and corporate clients through its integrated business units. The Company provides technology outsourcing, check imaging applications, and brokerage services to more than 1,000 financial institutions nationwide; distributes and administers over 60 families of mutual funds consisting of more than 900 portfolios; provides retirement plan record keeping services to over 6,500 companies in partnership with 30 of the nation's leading bank and investment management companies; and provides insurance distribution solutions, internet/telephone marketing, enterprise-wide networking services, and loan/deposit product pricing research.

         BISYS seeks to be the single source of all relevant outsourcing solutions for its clients and to improve their performance, profitability and competitive position. BISYS endeavors to expand the scope of its services through focused account management, emphasizing services with recurring revenues and long-term contracts. BISYS increases its business base principally through
(i) direct sales to new clients, (ii) sales of additional products and services to existing clients, and (iii) acquisitions of businesses that provide complementary outsourcing solutions to financial organizations and other customers.

         BISYS was organized in August 1989 to acquire certain banking and thrift data processing operations of Automatic Data Processing, Inc. ("ADP"). BISYS' traditional business was established in 1966 by United Data Processing, Inc., the predecessor of the banking and thrift data processing operations of ADP. Together with its predecessors, BISYS has been providing outsourcing solutions to the financial services industry for more than 30 years.

         The BISYS Group, Inc. is incorporated under the laws of the State of Delaware and has its principal executive offices at 150 Clove Road, Little Falls, New Jersey 07424 (telephone (973) 812-8600). Unless the context otherwise requires, the term the "Company" refers to The BISYS Group, Inc. and its consolidated subsidiaries.

                                  RISK FACTORS

         Prospective investors should carefully consider the following investment considerations together with the other information contained in this Prospectus regarding the Company and its business before purchasing the Shares of Common Stock offered hereby.

THE GLASS-STEAGALL ACT

         The Glass-Steagall Act, among other things, prohibits banks from engaging in the underwriting, public sale or principal distribution of and dealing in securities. Bank holding companies (either directly or through their bank or non-bank subsidiaries), however, are generally permitted to purchase and sell securities, as agent, upon the order and for the account of their customers. Federal bank regulatory agencies, including the Office of the Comptroller of the Currency, have, by regulatory interpretations, allowed banks to provide a wide variety of services to mutual funds, including investment advisory, administrative, stockholder servicing, custodial and transfer agency services. If current restrictions under the Glass-Steagall Act were further relaxed and banks were authorized to organize, sponsor and distribute shares of an investment company, it is possible that the bank clients of BISYS Fund Services would consider the possibility of performing some or all of the services currently provided by the Company. Should such an event occur, it could have a material adverse impact on the Company's business and results of operations.

REGULATION

         Certain aspects of the Company's businesses are affected by federal and state regulation which, depending on the nature of any noncompliance, may result in the suspension or revocation of licenses or registrations, including broker/dealer licenses and registrations, as well as the imposition of civil fines and criminal penalties.

         Certain of the Company's subsidiaries are registered as broker-dealers with the Commission. Much of the federal regulation of broker-dealers has been delegated to self-regulatory organizations, principally the National Association of Securities Dealers, Inc. and the national securities exchanges. Broker-dealers are subject to regulation which covers all aspects of the securities business, including sales methods, trading practices, use and safekeeping of customers' funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Additional legislation, changes in rules and regulations promulgated by the Commission, the Municipal Securities Rulemaking Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve

Board and the self-regulatory organizations and changes in the interpretation or enforcement of existing laws, rules and regulations may directly affect the mode of operation and profitability of broker-dealers.

         Banks and other depository institutions doing business with the Company are subject to extensive regulation at the federal and state levels under laws, regulations and other requirements specifically applicable to regulated financial institutions, and are subject to extensive examination and oversight by federal and state regulatory agencies. As a result, the activities of the Company's client banks and financial institutions are subject to comprehensive regulation and examination, including those activities specifically relating to the sale by or through them of mutual funds and other investment products. Changes in laws, rules and regulations affecting the Company's client banks and financial institutions and the examination of their activities by applicable regulatory agencies could adversely affect the Company's results of operations.

         Certain of the Company's subsidiaries, and officers and employees of such subsidiaries, are required to be licensed as insurance producers in various jurisdictions in which the Company conducts its insurance services business and are subject to regulation under the insurance laws and regulations of such jurisdictions.

SENSITIVITY TO CHANGES IN MARKET CONDITIONS

         A significant portion of the Company's earnings generated through BISYS Fund Services are from fees based on the average daily market value of the assets administered by the Company for its clients. A sharp rise in interest rates or a sudden decline in the stock market could influence an investor's decision whether to invest or maintain an investment in a mutual fund. As a result, fluctuations may occur in assets which the Company has under administration due to changes in interest rates and other investment considerations. A significant investor trend seeking alternatives to mutual fund investments could have a negative impact on the Company's revenues by reducing the assets it administers through BISYS Fund Services. From time to time, the Company and its bank clients waive, for competitive reasons, certain fees normally charged to mutual funds to which it provides services. While the Company has various programs in place, the objective of which is to insulate itself from disadvantageous interest rate and stock market movements, no assurances can be made that these efforts will be successful.

CONSOLIDATION IN BANKING AND FINANCIAL SERVICES INDUSTRY

         There has been and continues to be merger, acquisition and consolidation activity in the banking and financial services industry. Mergers or consolidations of banks and financial institutions in the future could reduce the number of the Company's clients or potential clients. A smaller market for the Company's services could have a material adverse impact on the Company's businesses and results of operations. Also, it is possible that larger banks or financial institutions resulting from mergers or consolidations would consider the possibility of performing some or all of the services which the Company currently provides or could provide. Should such event occur, it could have a material adverse impact on the Company's businesses and results of operations.

ACQUISITION STRATEGY

         The Company has made several acquisitions since it was formed and may make additional acquisitions. However, no assurance can be given that the Company will make additional acquisitions in the future or that such acquisitions will be successful. The Company may incur substantial debt and non-cash amortization expenses in making acquisitions. The issuance of Common Stock in connection with future acquisitions or otherwise to satisfy future capital needs may result in dilution to stockholders of the Company.

NO ANTICIPATED STOCKHOLDER DISTRIBUTIONS

         The Company has not paid dividends to stockholders since its inception and does not anticipate paying cash dividends in the foreseeable future.

POSSIBLE VOLATILITY OF STOCK PRICES

         The market price of Common Stock is subject to fluctuation due to general market conditions and conditions specific to the Company, and the industries in which it conducts business, including, among other things, technological advances, competitive conditions, losses of contracts with clients and the size of the Company's public float. Common Stock is traded on the Nasdaq National Market. During the Company's 1998 fiscal year, the market price of Common Stock ranged from a low of $29 per share to a high of $42 per share. See "Price Range of Common Stock".

COMPETITION

         The industry in which the Company operates is highly competitive. The Company often competes with well-established corporations, some of which have financial, technical and operating resources greater than those of the Company.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent upon many management personnel, some of whom are not parties to employment agreements. The loss or unavailability of certain of these individuals could have a material adverse effect on the Company's business prospects. The Company's success will also depend on its ability to attract and retain highly skilled personnel in all areas of its business. No assurance can be given that the Company will be able to attract and retain personnel on acceptable terms in the future.

YEAR 2000 ISSUE

         The Company is conducting a review of its computer systems and software applications to identify any systems and applications that could be affected by the inability of any existing computer systems to process time sensitive data accurately beyond the year 1999 (referred to as the "Year 2000" issue). The Company intends to remediate all significant systems for compliance with the Year 2000 and is also reviewing the adequacy of the process and progress of third party vendors of systems that may be affected by the Year 2000 issue. The Company uses third party provided software and computer systems for such tasks as account and information statement processing, fund accounting, and 401(k) plan record-keeping. Because of the complexity of the Year 2000 issue and the interdependence of organizations using various computer systems, there can be no assurance that the Company's efforts, or those of clients, vendors or other third parties with whom the Company interacts, will be satisfactorily completed in a timely manner. Failure to satisfactorily address the Year 2000 issue could have a material adverse effect on the Company's prospects, business, financial condition and results of operations. The costs of the Company's Year 2000 efforts are not expected to have a material adverse effect on the Company. However, there can be no assurance that the Company will not experience costs overruns or delays in connection with its plan for replacing or modifying systems, which could have a material adverse effect on the Company's prospects, business, financial condition and results of operations.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be paid directly to the Selling Stockholders.

                           PRICE RANGE OF COMMON STOCK

         Common Stock is traded on the Nasdaq National Market under the symbol "BSYS". The following table sets forth the range of high and low closing prices of Common Stock for the fiscal quarters ended on the date indicated.

Quarter Ended:


Fiscal Year 1999                            HIGH                        LOW
----------------                            ----                        ---
through September 25, 1998                  45 1/4                    36 3/4

Fiscal Year 1998
----------------

September 30, 1997                          42                        30 3/8
December 31, 1997                           34 3/8                    29 1/4
March 31, 1998                              38                        32 1/2
June 30, 1998                               42                        34 1/16

Fiscal Year 1997
----------------

September 30, 1996                          41 1/2                    29
December 31, 1996                           43 3/8                    34 3/4
March 31, 1997                              37 1/4                    27 7/8
June 30, 1997                               42 1/8                    28 1/4

         On September 25, 1998, the last per share closing price of a share of Common Stock on the Nasdaq National Market was $43 1/2.

         Parent has not paid any dividends since its inception and does not intend to pay dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

                  All of the Shares offered hereby are to be sold for the accounts of the Selling Stockholders set forth herein. The 968,202 Shares offered hereby are being registered pursuant to registration rights granted by the Company to former stockholders of Greenway, in connection with the Greenway Merger.

                  All of the Selling Stockholders are former stockholders of Greenway. In connection with the Greenway Merger, each of the Selling Stockholders represented to the Company that it was acquiring its Shares without any present intention of effecting a distribution in those Shares and agreed that it would not sell or otherwise dispose of its Shares other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

                  The Company granted certain registration rights to the Selling Stockholders who were formerly Greenway stockholders under a Registration Rights Agreement among the Company and such stockholders, in recognition that the Selling Stockholders may wish to be able to sell some or all of their Shares when they deem it appropriate.

                  The Company agreed to file at its expense a registration statement with the Commission covering the Shares held by the Selling Stockholders and to use its best efforts to keep such registration statement effective until the earlier to occur of the sale of all Shares covered by the registration statement or September 16, 2000 (the second anniversary of the effective date of the Greenway Merger). The Company will prepare and file at its expense such amendments and/or supplements to such registration statement as may be necessary until all of the Shares have been sold pursuant to the registration statement or until such registration obligations have terminated.

                  The following table sets forth certain information, as of the date of this Prospectus, with respect to the Selling Stockholders. The Shares are to be offered by and for the respective accounts of the Selling
Stockholders:

                                      Common Stock Beneficially       Maximum Amount          Common Stock Beneficially
Selling Stockholder                   Owned Prior to Offering (1)     Offered Hereby (2)      Owned After Offering (1)
-------------------                   ---------------------------     ------------------      ------------------------
                                                                                              Amount         Percent
                                                                                              ------         -------
Kenneth Ashmore                                  1,435                     1,435                  0           0
George William Barker                           15,802 (3)                13,390 (3)          2,412           *
Danny Belyeu Family Limited
   Partnership                                  14,878                    14,878                  0           0
Eleanor K. Beasley                               7,499 (4)                 7,499 (4)              0           0
BFG Investments, LLC (5)                        44,637                    44,637                  0           0
J. Richard Bland, III                           14,952 (6)                14,952 (6)              0           0
William P. Carter                                7,440 (7)                 7,440 (7)              0           0
Daniel B. Cofer                                  7,440                     7,440                  0           0
Laura E. Covington                               2,373                       142              2,231           *
Earl Dolive (8)                                  8,927                     8,927                  0           0
Marie A. Effen (9)                               2,532                       374              2,158           *
Manny Enriquez (10)                             30,763                     7,438             23,325           *
Thomas E. Fitzgerald, III                       17,112                    17,112                  0           0
C. Nicole Fleck                                  2,948                     1,847              1,101           *
Mildred F. Godard                                8,927                     8,927                  0           0
Andrew J. Green (11)                            32,601 (11)               32,601 (11)             0           0


* Less than 1%

(1) The number of shares shown as being beneficially owned prior to and after the offering include shares subject to stock options assumed by the Company and assumes all of the Shares offered hereby are sold.

(2) This Prospectus also covers any additional shares of Common Stock that become issuable in connection with the shares of Common Stock offered may hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Company's outstanding shares of Common Stock.

(3) Includes 8,927 shares of Common Stock held by Charles Schwab & Co., for the benefit of Mr. Barker.

(4) Includes 7,499 shares of Common Stock held by Wheat First Securities for Ms. Beasley.

(5) Robert Braden is a manager of BFG Investments, LLC. Prior to the Greenway Merger, he was a director of Greenway.

(6) Includes 3,347 shares of Common Stock held by Wheat First Securities, as custodian for Mr. Bland.

(7) Includes 7,440 shares of Common Stock held by Interstate/Johnson/Lane for Mr. Carter.

(8) Prior to the Greenway Merger, Mr. Dolive was a director of Greenway.

(9) Ms. Effen is the wife of Gerald J. Effen. Mr. Effen was Vice President, Client Services, of Greenway prior to the Greenway Merger.

(10) Mr. Enriquez was
President and a director of Greenway prior to the Greenway Merger. Mr. Enriquez presently serves as Executive Vice President of Greenway Corporation, a subsidiary of the Company.

(11) Includes 32,601 shares held by W.T. Green, Jr., as custodian for Andrew J. Green, a minor. Andrew J. Green is the son of Mr. Green and Elizabeth J. Green and the brother of W.T. Green, III and Elizabeth H. Green.

Elizabeth H. Green (12)                         32,601 (12)               32,601 (12)             0           0
Elizabeth J. Green (13)                         32,601 (13)               32,601 (13)             0           0
W.T. Green, Jr. (14)                           123,691 (14)              119,683 (14)         4,008           *
W.T. Green, Jr. Family Limited
   Partnership (15)                            160,694 (15)              160,694 (15)             0           0
W.T. Green, III (16)                            36,348 (16)               32,815 (16)         3,533           *
Mitchell B. Hall                                 3,169                     3,169                  0           0
Michael H. Horton Family
   Partnership, LP                               7,440                     7,440                  0           0
Charles Hubbard                                  4,463                     4,463                  0           0
Frank W. Hulse                                  15,176                    15,176                  0           0
Phillip Kauffman                                 8,927                     8,927                  0           0
Rhonda R. Kett                                   1,631                        35              1,596           *
J. Resse Lainer                                 13,391                    13,391                  0           0
Thompson Lewis                                  12,498                    12,498                  0           0
Jane Jenkins Lively                              8,927                     8,927                  0           0
Dale May (17)                                   17,854                    17,854                  0           0
Gary Middlebrooks                                4,463                     4,463                  0           0
Gerald McDowell                                  2,177                        21              2,156           *
Cynthia H. Osborne                               2,652                       312              2,340           *
L. Richard Plunkett Family
   Partnership (18)                             89,274                    89,274                  0           0
Cornelia Richards                                8,927                     8,927                  0           0
Thomas T. Richards (19)                         35,709                    35,709                  0           0
Service Supply of Douglasville,
   Inc. (20)                                    22,318 (20)               22,318 (20)             0           0

---------------------
(12) Elizabeth H. Green is the daughter of W.T. Green, Jr. and Elizabeth J. Green and the sister of W.T. Green, III and Andrew J. Green.

(13) Does not include any of the shares of Common Stock shown in the above table held by: (i) W.T. Green, Jr., Mrs. Green's husband, (ii) the W.T. Green, Jr. Family Limited Partnership, and (iii) Mrs. Green's children: W.T. Green, III, Elizabeth H. Green and Andrew J. Green.

(14) Does not include any of the shares of Common Stock shown in the above table held by: (i) the W.T. Green, Jr. Family Limited Partnership, of which Mr. Green is general partner, (ii) Elizabeth J. Green, Mr. Green's wife, (iii) Mr. Green's children: W.T. Green, III, Elizabeth H. Green and Andrew J. Green and (iv) Service Supply of Douglasville, Inc., of which Mr. Green is President and sole stockholder.

(15) Mr. Green is general partner of W.T. Green, Jr. Family Limited Partnership.

(16) Mr. Green is the son of W.T. Green, Jr. and Elizabeth J. Green and the brother of Elizabeth H. Green and Andrew J. Green.

(17) Mr. May was a director of Greenway prior to the Greenway Merger.

(18) Mr. Plunkett is a general partner of the L. Richard Plunkett Family Partnership. He was a director of Greenway prior to the Greenway Merger.

(19) Mr. Richards was a director of Greenway prior to the Greenway Merger.

(20) Does not include any other shares of Common Stock beneficially held by W.
T. Green, Jr. W.T. Green, Jr. is President and sole stockholder of Service Supply of Douglasville, Inc.

Reliance Trust Company, for the
   benefit of Robert Stone                       5,949 (21)                5,949 (21)             0           0
R. Stone, SMI Money Purchase
   Pension Plan                                  2,674                     2,674                  0           0
R. Stone, SMI Money Profit Sharing
   Plan                                         17,063                    17,063                  0           0
Robert J. Stone                                  3,324 (21)                3,324 (21)             0           0
Robert J. Stone, as trustee for
   Karen Stone Trust                               744 (21)                  744 (21)             0           0
Carol C. Thompson                               17,854                    17,854                  0           0
Richard G. Tisinger, Sr.                        12,498                    12,498                  0           0
Janice M. Tressel                                1,326                        12              1,314           *
J. Thomas Vance (22)                            35,709                    35,709                  0           0
Wilks Investments, L.P.                         49,920                    49,920                  0           0
Charles A. Young                                 4,183                     2,118              2,065           *

--------------------------

(21) Does not include any shares of Common Stock held by the SMI Money Purchase Pension Plan or the SMI Money Profit Sharing Plan.

(22) Mr. Vance was Assistant Secretary and a director of Greenway prior to the Greenway Merger.


                              PLAN OF DISTRIBUTION

         The Company is registering the Shares on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" includes donees and pledgees selling shares received from a named Selling Stockholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholders. Sales of Shares may be effected by Selling Stockholders from time to time in transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

         The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

         Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing: (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Shanley & Fisher, P.C., Morristown, New Jersey.

                                     EXPERTS

         The consolidated balance sheets as of June 30, 1998 and 1997 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee-Securities and
 Exchange Commission                                         $12,362
                                                             -------
Accounting Fees and Expenses                                   2,500
                                                             -------
Legal Fees and Expenses                                       10,000
Miscellaneous Expenses                                         2,000
                                                             -------
           TOTAL                                             $26,862
                                                             =======

All of the foregoing estimated expenses are being borne by The BISYS Group, Inc. (the "Registrant").

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant is organized under the laws of the State of Delaware.
Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may similarly indemnify such person in the case of actions or suits brought by or in the right of the corporation, except (unless otherwise ordered by the court) that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation.

         A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the aforesaid standard of conduct. Such determination shall be made (1) by a majority vote of the directors who were not parties to the action, suit, or proceeding, whether or not a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits, or otherwise, in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. The statute also provides that it is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrants' By-Laws provide for the indemnification of its directors and officers to the fullest extent permitted by law.

         Section 102(b)(7) of the Delaware General Corporation Law allows a Delaware corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (3) for intentional or negligent payment of unlawful dividends or stock purchases or redemptions or (4) for any transaction from which the director derived an improper benefit. Moreover, while this provision provides directors with protection against awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, this provision will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. Finally, this provision applies to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and does not apply to officers of the corporation who are not directors.

         The Registrant's Certificate of Incorporation provides for the limitation on liability permitted by Section 102(b)(7). The Registrant maintains directors and officers' liability insurance.

ITEM 16.  EXHIBITS

(a) Exhibits

         The following exhibits are filed as part of this Registration
Statement:

2.1 Agreement and Plan of Merger dated August 21, 1998 among the Registrant, BI-Green Acquisition Corp., Greenway Corporation and the stockholders of Greenway Corporation named therein (incorporated herein by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K for the date September 16, 1998, Commission File No. 0-19922).

2.2 Amendment No. 1 dated as of August 31, 1998 to Agreement and Plan of Merger dated as of August 21, 1998 among the Registrant, BI-Green Acquisition Corp., Greenway Corporation and the stockholders of Greenway Corporation named therein (incorporated herein by reference to Exhibit 2.2 to the Registrant's Current Report on Form 8-K for the date September 16, 1998, Commission File No. 0-19922).

4.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-8, Registration No. 333-02932).

4.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, Commission File No. 0-19922).

4.3      Specimen of Common Stock Certificate (incorporated by reference to
         Exhibit 4.1 to the Registrant's Registration Statement No. 33-45417).

4.4 Form of Registration Rights Agreement among the Registrant and the persons named on Schedule I thereto (incorporated herein by reference to Exhibit No. 2.3 to the Registrant's Current Report on Form 8-K for the date September 16, 1998, Commission File No. 0-19922).

5.1*     Opinion of Shanley & Fisher, P.C.

23.1*    Consent of PricewaterhouseCoopers LLP.

23.2*    Consent of Shanley & Fisher, P.C. (included in Exhibit 5.1)

24.1*    Powers of Attorney



---------------------

* Filed herewith


ITEM 17.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Little Falls, State of New Jersey, on September 29, 1998.

                                         THE BISYS GROUP, INC.


                                         By:  Lynn J. Mangum
                                            ------------------------------------
                                             Lynn J. Mangum
                                             Chairman of the Board and
                                             Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    SIGNATURE                                     TITLE                                  DATE


  Lynn J. Mangum                          Director, Chairman of                   September 29, 1998
-------------------------                 the Board and Chief
Lynn J. Mangum                            Executive Officer
                                          (principal executive
                                          officer)


  Dennis R. Sheehan                       Executive Vice President                September 29, 1998
------------------------                  and Chief Financial Officer
Dennis R. Sheehan                         (principal accounting and
                                          principal financial officer)


       *                                  Director                                September 29, 1998
-------------------------
Robert J. Casale


       *                                  Director                                September 29, 1998
-------------------------
Thomas A. Cooper


       *                                  Director                                September 29, 1998
------------------------
Jay W. DeDapper

       *                                  Director                                September 29, 1998
-------------------------
John J. Lyons


       *                                  Director                                September 29, 1998
-------------------------
Thomas E. McInerney


       *                                  Director                                September 29, 1998
-------------------------
Neil P. Marcous


*Lynn J. Mangum hereby signs this Registration Statement on Form S-3 on behalf of each of the indicated persons for whom he is attorney-in-fact on September 29, 1998 pursuant to a power of attorney filed herewith.


By: Lynn J. Mangum
   -----------------
   Lynn J. Mangum
   Attorney-in-fact

                                INDEX TO EXHIBITS

EXHIBIT NO.                DESCRIPTION

    5.1                    Opinion of Shanley & Fisher, P.C.

   23.1                    Consent of PricewaterhouseCoopers LLP

   23.2                    Consent of Shanley & Fisher, P.C.
                           (included in Exhibit 5.1)

   24.1                    Powers of Attorney